                                                                     EXHIBIT 2.2

                                February 11, 1999


PETROLEUM DEVELOPMENT CORPORATION
9720-B CANDELARIA  N.E.
ALBUQUERQUE, NM.  87112
ATTN: MR. JIM C. JOHNSON, JR.

                                 RE:      Amendment to Letter Agreement
                                          Dated February 4, 1999
                                          H. E. White Unit
                                          Freestone County, Texas

Dear Jim,

         This letter, when countersigned by you, shall serve to evidence our agreement to amend the above captioned Letter Agreement dated February 4, 1999 covering the Venus Working Interest in the H. E. White Unit, Freestone County, Texas (Letter Agreement) as follows:

         A. The second sentence of provision 4. Closing of the Letter Agreement is hereby deleted in its entirety and the following sentence is hereby inserted in lieu thereof:

                  "At the closing PEDCO will pay by wire transfer, cashier's check or other good funds the purchase price specified in paragraph 1 above to Ellis G. Vickers, attorney, as escrow agent or such other escrow agent, party or parties, as may be designated jointly by Venus and PEDCO."

         B. The following language is hereby added to the end of Provision 4, Closing of the Letter Agreement:

                  "It is understood that Venus' interest is currently subject to a lien in favor of its lender, Wells Fargo Bank, and Venus shall provide the recordable instrument(s) necessary to effect a release of said lien. Upon receipt of the assignment and release of lien by the escrow agent, PEDCO shall authorize and direct the escrow agent to release by bank cashier's check or wire transfer to Wells Fargo Bank, for the account of Venus, $650,000.00 out of the sales proceeds as is required by said bank for executing the subject release. In addition, PEDCO and Venus shall authorize and direct the escrow agent to remit payment by cashier's check to the operator of the H. E. White Unit #2 well the sum of $175,609.13 for all costs, expenses and joint interest billings currently owed by

                  Venus for its interest in said well, up through December 31, 1998. It is understood and agreed that Venus shall remain responsible for all costs and expenses attributable to said H.
                  E. White #2 well up through December 31, 1998 even though the same may be reflected on or included in a statement, invoice or billing dated and/or received thereafter. It is understood and agreed by Venus and PEDCO that Venus shall be entitled to receive all proceeds attributable to its interest in production from said H. E. White #2 well up through December 31, 1998. Lastly, PEDCO and Venus shall authorize and direct the escrow agent to hold in escrow the sum of $100,000.00 until such time as the title discrepancy on approximately 2.5% of the total working interest out of Venus' 25% of the total working interest is resolved to the joint satisfaction of PEDCO and Venus. PEDCO shall authorize and direct the escrow agent to disburse the remaining balance of the purchase price to Venus, as Venus may direct. If the subject title discrepancy on the approximate 2.5% of the total working interest is resolved to the mutual satisfaction of Venus and PEDCO within 90 days after Closing, then PEDCO shall authorize and direct the escrow agent to pay the escrowed $100,000.00 plus any accrued interest to Venus. If Venus and PEDCO are unable to jointly agree within 90 days following closing that the title discrepancy on said approximately 2.5% of the total working interest has been resolved, then the disputed interest will automatically revert to Venus and the escrowed $100,000.00 plus any accrued interest shall be paid by the escrow agent to PEDCO. Venus and PEDCO agree to execute and deliver such instruments in recordable form as may be necessary or useful in documenting said automatic reversion to Venus, including without limitation a reassignment of such interest to Venus effective as of December 31, 1998."

         C. The last sentence of the second paragraph of provision 6. Interest Delivered of the Letter Agreement is hereby deleted and the following language is inserted in lieu thereof:

                  "The parties hereto agree that PEDCO shall receive the reversionary rights, if any exist, to said overriding royalty interest, however, no deductions or adjustments shall be made to the purchase price regardless of the actual ownership of said interest and it is understood and agreed by PEDCO that Venus makes no warranties, either expressed or implied, as to said overriding royalty interest. In addition, said overriding royalty interest shall not be subject to any title objections by PEDCO."

         D. The following new and additional provision 8 shall be added to the Letter Agreement:

                  "8. Affiliates/Related Parties. The parties hereby agree that the assignment or conveyance from Venus provided herein shall be to and in favor of Warren Resources, Inc. a New York Corporation, which is an affiliate of and related party to PEDCO."

         If the above amendments to our Letter Agreement are acceptable to you, please evidence your agreement to and acceptance of same by dating and signing the enclosed copy and returning it to this office by facsimile transmission to 210-930-4901 and mailing the original to the letterhead address.

                                          Very truly yours,

                                          /s/ JOHN Y. AMES

                                          John Y. Ames
                                          President and COO






AGREED TO AND ACCEPTED this ________ day of February, 1999.


PETROLEUM DEVELOPMENT CORPORATION (PEDCO)


BY: /s/ JIM C. JOHNSON, JR.
   ----------------------------------
    Jim C. Johnson, Jr., President